                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):   February 3, 1998



                             JONES INTERCABLE, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


         Colorado                   1-9953                 84-0613514
  -----------------------           ------             ------------------
  (State of Organization)     (Commission File No.)    (IRS Employer
                                                       Identification No.)

   P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------------    -------------------------
(Address of principal executive office and Zip Code    (Registrant's telephone
                                                        no. including area code)

Item 5.    Other Events
           ------------

          On or about February 3, 1998, BCI Telecom Holding, Inc. ("BTH"), one of the Registrant's largest shareholders, filed an action in the United States District Court for the District of Colorado against the Registrant, Jones International, Ltd. ("International"), Jones Internet Channel, Inc. ("JICI") and Glenn R. Jones. Mr. Jones is the Chairman and Chief Executive Officer of the Registrant. International is owned by Mr. Jones and is also one of the Registrant's largest stockholders. International owns all the stock of JICI. BTH, the Registrant, International and Mr. Jones are parties to a Shareholders Agreement dated as of December 20, 1994 (the "Shareholders Agreement"). In its complaint, BTH alleges that the defendants have violated the Shareholders Agreement and certain duties allegedly owed to BTH, and conspired with each other to do so. More specifically, BTH claims that under the Shareholders Agreement, the offering of the service known as the Internet Channel to Registrant's subscribers, and any affiliation agreement between Registrant and JICI for the provision of the Internet Channel service, could not proceed without approval of a specific group of directors, including the three directors designated by BTH. BTH also maintains, in connection with the relationship and proposed affiliate agreement between Registrant and JICI, that the defendants have breached a provision of the Shareholders Agreement defining the "Core Business" of Registrant. In addition to damages, BTH seeks an injunction prohibiting Registrant from making the Internet Channel available to additional subscribers and from entering into an affiliate agreement with JICI for the Internet Channel, as well as other equitable relief. A hearing on the motion of the Plaintiff for a preliminary injunction has been set for March 23, 1998.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.   Not required.

         b.   Not required.

         c.   None.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   JONES INTERCABLE, INC.,
                                   a Colorado corporation

                                         /s/ Elizabeth M. Steele
Dated:  February 18, 1998          By:  ________________________
                                        Elizabeth M. Steele
                                        Vice President, General
                                        Counsel and Secretary